Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-230630 on Form F-3, as amended by Post-Effective Amendment No.1 to Form F-3, of our reports dated April 29, 2020, relating to the financial statements of Zai Lab Limited (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company dated April 29, 2020 for the year ended December 31, 2019. We also consent to the incorporation by reference in such Registration Statement of our report dated September 11, 2020, relating to the financial statements of the Company, appearing in Exhibit 99.1 of Form 6-K of the Company dated September 11, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

September 11, 2020